Exhibit 99.1
CADENCE PHARMACEUTICALS REPORTS FIRST QUARTER 2007
FINANCIAL RESULTS AND DEVELOPMENT HIGHLIGHTS
SAN DIEGO, CA — May 14, 2007— Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, announced today unaudited financial results for the first quarter ended March 31, 2007. Cadence reported a net loss for the first quarter of 2007 of $9.6 million, or $0.34 per share, compared to a net loss of $29.2 million, or $23.84 per share, in the first quarter of 2006.
As of March 31, 2007, Cadence held cash and cash equivalents of $77.4 million.
“We continue to make steady progress with our Phase III development programs for our two product candidates, IV APAP for the treatment of acute pain and fever in both adults and children, and Omigard™ for the prevention of catheter-related infections. Our product candidates are intended to address major issues that patients and hospitals face everyday, including controlling pain and reducing infections,” said Ted Schroeder, President and Chief Executive Officer of Cadence. “In the coming months, we plan to continue to advance the enrollment of these two clinical programs and anticipate that we will fully enroll all of our planned clinical trials of IV APAP for the treatment of acute pain and fever by the end of this year.”
Financial Results
Total operating expenses for the first quarter of 2007 were $10.4 million, compared to $29.4 million for the first quarter of 2006. The $19.0 million decrease in operating expenses in the first quarter of 2007 was primarily due to the $25.3 million initial license fee for IV APAP that Cadence incurred during the first quarter of 2006. This decrease was partially offset by increased costs during the first quarter of 2007 related to the company’s ongoing Phase III clinical trial of Omigard, its Phase III clinical trial of IV APAP, which began enrollment in December 2006, and the hiring of additional research and development staff to support its clinical and regulatory efforts. In addition, general and administrative expenses increased by $1.3 million as a result of stock-based compensation expenses and other personnel-related costs, costs related to operating as a public company, and costs related to a new corporate facility.
Recent Highlights and Developments
•	Cadence recently appointed two new important members to its management team. Hazel M. Aker, J.D., joined the company as Senior Vice President, General Counsel and Corporate Secretary, and Catherine J. Hardalo, M.D. joined the company as Vice President, Clinical Development. Ms. Aker is responsible for overseeing legal affairs and has previously held positions at Ambrx, Inc., and Micromet, Inc. (formerly CancerVax Corporation), where she served as General Counsel, among other roles. Dr. Hardalo will direct the company’s anti-infective program and joins Cadence from Schering-Plough Corporation, where she was most recently Senior Director, Infectious Diseases and Dermatology Global Clinical Development.

•	In April 2007, Cadence presented data from an adult pharmacokinetic study that demonstrated that IV APAP has comparable pharmacokinetics and pharmcodynamics to oral acetaminophen. In addition, the study showed that IV APAP appeared to be well tolerated with a side effect profile similar to oral acetaminophen. The study, presented at the American Society of Regional

Anesthesia and Pain Medicine’s 32nd Annual Meeting held in Vancouver, British Columbia, was a randomized, four-period, crossover trial that enrolled 32 healthy adult men.

•	Also in April 2007, Cadence announced that it plans to discuss with the U.S. Food and Drug Administration (FDA) a proposal to increase the number of patients to be enrolled in its ongoing Phase III clinical trial of Omigard in order to maintain the statistical power of the trial. The modification of this clinical trial was prompted by Cadence’s planned re-analysis of data from the initial Phase III clinical trial of Omigard. The company plans to announce details regarding the number of patients to be added to the trial, the anticipated financial impact, and other potential implications on the Omigard development program following the completion of discussions with FDA. If the FDA agrees with the company’s plans to increase enrollment in this clinical trial, the company currently anticipates that enrollment will be completed in mid-2008.
Conference Call and Webcast Tomorrow at 8:30 a.m. Eastern Time/5:30 a.m. Pacific Time
Cadence management will host a conference call on Tuesday, May 15, 2007 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss financial results for the first quarter ended March 31, 2007. Interested investors may participate in the conference call by dialing 800-289-0572 (domestic) or 913-981-5543 (international). To access the webcast, please log on to the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next earnings call.
About Cadence Pharmaceuticals, Inc.
Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company currently has two Phase III products in development, IV APAP (acetaminophen for injection) for the treatment of acute pain and fever, and Omigard (omiganan pentahydrochloride 1% aqueous gel) for the prevention of catheter-related infections. For more information about Cadence’s pipeline, visit www.cadencepharm.com.
Forward-Looking Statements
Cadence cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Cadence’s business, including, without limitation: the progress and results of the company’s clinical trials of IV APAP and Omigard, including any delays in commencing or completing enrollment; unexpected adverse side effects or inadequate therapeutic efficacy of IV APAP or Omigard that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; the potential that FDA may not agree with the company’s proposal to increase patient enrollment in the ongoing Phase III clinical trial of Omigard, or that discussions with FDA may delay the proposed increase in patient enrollment, or that FDA may apply a statistical penalty to this clinical trial; the results of the company’s continuing re-analysis of the data provided by its licensor concerning the earlier Phase III clinical trial of Omigard; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for IV APAP or Omigard; the scope and validity of patent protection for IV APAP or Omigard; the company’s ability to maintain patent protection for its product candidates and to commercialize its product candidates without infringing the patent rights of others; the market potential for pain, fever, local catheter site infections and other target markets, and its ability to compete; the potential to attract a strategic collaborator and terms of any related transaction; the company’s ability to raise sufficient capital; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Cadence™ and Omigard™ are trademarks of Cadence Pharmaceuticals, Inc.
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Contacts:	William R. LaRue SVP & Chief Financial Officer Cadence Pharmaceuticals, Inc. 858-436-1400	Susan Neath Media & Investor Relations Porter Novelli Life Sciences 619-849-6007

CADENCE PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Operating expenses:
Research and development	$8,241,804	$28,735,246
Marketing	302,183	95,758
General and administrative	1,827,592	537,349

Total operating expenses	10,371,579	29,368,353

Loss from operations	(10,371,579)	(29,368,353)
Other income, net	811,881	127,273

Net loss	$(9,559,698)	$(29,241,080)

Basic and diluted net loss per share	$(0.34)	$(23.84)

CADENCE PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$77,442,626	$86,825,526
Prepaid expenses and other current assets	1,177,718	1,168,160

Total current assets	78,620,344	87,993,686
Property and equipment, net	4,309,501	3,558,618
Restricted cash	2,867,281	1,233,281
Other assets	608,521	536,042

Total assets	$86,405,647	$93,321,627

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,226,431	$2,073,726
Accrued liabilities	8,489,538	7,378,750
Current portion of long-term debt	2,612,168	2,338,010

Total current liabilities	14,328,137	11,790,486
Deferred rent	1,403,589	1,460,109
Long-term debt, less current portion	3,980,733	4,661,990
Other long-term liabilities	22,048	—
Total stockholders’ equity	66,671,140	75,409,042

Total liabilities and stockholders’ equity	$86,405,647	$93,321,627